Exhibit 99.1

FOR IMMEDIATE RELEASE: DECEMBER 17, 2013

LEGGETT & PLATT TO RECORD NON-CASH IMPAIRMENT IN CVP GROUP

Carthage, MO, December 17, 2013 —

•	4Q non-cash impairment charge of $60 - 75 million (pre-tax)

•	EPS impact expected to be $.28 - .35 per share

•	Excluding this charge, underlying guidance for 2013 is unchanged

Leggett & Platt expects to record a $60 - 75 million (pre-tax) non-cash impairment charge during the fourth quarter related to its Commercial Vehicle Products group, which is part of the Specialized Products segment. The EPS impact of the non-cash charge should be between 28 and 35 cents per share. Apart from this impairment charge, the company has made no change to the underlying full year EPS guidance issued in October.

As previously disclosed, the company had been considering strategic alternatives for its CVP unit, including possible divestiture of the business. As part of that process, it has become apparent that current market values for certain CVP assets, primarily goodwill, have fallen below recorded book values. This stems from lower expectations of future revenue and profitability, reflecting reduced market demand for the racks, shelving, and cabinets used in telecom, cable, and delivery vans. The company now intends to focus on improving the operating performance and cost structure of the CVP business.

At the end of the third quarter, the goodwill and other intangible assets associated with the CVP group were $76 million and $20 million, respectively.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 130-year-old firm is comprised of 20 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable bed bases; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the preliminary nature of estimates related to goodwill and other intangible asset impairment and the possibility that the estimates may change as the company’s analysis develops and additional information is obtained, the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

•	David M. DeSonier, Senior Vice President of Strategy and Investor Relations

•	Susan R. McCoy, Staff Vice President of Investor Relations